UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED:  March 3, 2015

HELMERICH & PAYNE, INC.

(Exact name of registrant as specified in its charter)

State of Incorporation:  Delaware

COMMISSION FILE NUMBER 1-4221

Internal Revenue Service — Employer Identification No. 73-0679879

1437 South Boulder Avenue, Suite 1400, Tulsa, Oklahoma 74119

(Address of Principal Executive Offices)

(918)742-5531

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)           On March 3, 2015, the Human Resources Committee of the Board of Directors of Helmerich & Payne, Inc. (the “Company”), with the approval of all independent Directors as a group, amended and restated the Helmerich & Payne, Inc. Annual Bonus Plan for Executive Officers (the “Bonus Plan”).  The Bonus Plan was revised to modify the participants and assign threshold, target and reach bonus awards expressed as percentages of base salary, as follows:

	Threshold	Target	Reach
John Lindsay	40%	100%	130%
Juan Pablo Tardio	25%	75%	100%
John Bell	20%	60%	100%
Gordon Helm	20%	60%	100%
Cara Hair	20%	60%	100%

The Board of Directors annually approves an operating and capital budget for the following fiscal year.  Each financial measure is assigned threshold, target and reach objectives based upon this approved budget.  The Bonus Plan was amended to clarify that threshold and reach objectives are adjusted 30% below and 30% above the target objectives. The Bonus Plan was not otherwise amended.

On March 4, 2015, Steven R. Mackey, Executive Vice President, General Counsel and Chief Administrative Officer of the Company, retired as part of a planned succession as previously reported.  Mr. Mackey and the Company entered into an Advisory Services Agreement effective March 4, 2015 pursuant to which Mr. Mackey will provide consulting services to the Company for a one-year period.  Mr. Mackey’s monthly compensation under the Agreement will be $20,833.33.  Either party may terminate the Agreement upon 60 days prior written notice to the other party.

Item 8.01.	OTHER EVENTS.

The Directors of the Company, at a Board of Directors meeting held on March 4, 2015, declared a quarterly cash dividend of $0.6875 per share on its common stock, payable June 1, 2015, to stockholders of record at the close of business May 15, 2015.  This information is being furnished pursuant to Item 8.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized the undersigned to sign this report on its behalf.

HELMERICH & PAYNE, INC.
(Registrant)

/s/ Jonathan M. Cinocca
Jonathan M. Cinocca
Corporate Secretary

DATE: March 4, 2015